[English Translation of Japanese Press Release]	Exhibit 99.1

On November 10, 2015

Company Name: Astellas Pharma Inc.

Representative: Representative Director, President & CEO Yoshihiko Hatanaka

TSE Ticker: 4503

(URL:http://www.astellas.com/jp)

TSE First Section

Fiscal Year End: March

Contact: Vice President, Corporate Communications Masaaki Usui

Tel: +81-3-3244-3201

Astellas Entered into a Definitive Agreement to Acquire

Ocata Therapeutics and Plans Commencement of a Tender Offer

- New Step Forward in Ophthalmology with Cell Therapy Approach -

Astellas Pharma Inc. (Headquarters: Tokyo, Representative Director, President and CEO: Yoshihiko Hatanaka, “Astellas”) and Ocata Therapeutics, Inc. (NASDAQ:OCATA, Headquarters: Massachusetts in the United States, President and CEO: Paul Wotton, “Ocata”), a biotechnology company in the United States, announced that today (Japan time) they have entered into a definitive agreement (the “Agreement”) under which Astellas will acquire Ocata.

The board of directors of Astellas has approved today that pursuant to the Agreement Laurel Acquisition Inc. (“Laurel”), a wholly-owned subsidiary of Astellas US Holding Inc. (Headquarters: Illinois in the United States), will commence a tender offer for Ocata shares in cash (the “Tender Offer”).

Under the Agreement, Laurel aims to acquire all outstanding shares of common stock of Ocata, for a price of US$8.50 per share in cash. The offer price represents a premium of 79% to Ocata’s closing share price of US$4.75 on November 6, 2015. The all-cash transaction is valued at approximately US$379 million (total amount to purchase all outstanding common shares, options, warrants and other securities). The Tender Offer and the subsequent acquisition via the merger (the “Acquisition”) will be conducted in exchange for cash and are not conditioned on financing. The board of directors of Ocata has resolved to recommend that Ocata’s stockholders tender into the Tender Offer.

1.	Objectives of the Acquisition and the Tender Offer, etc.

(1)	Objectives of the Acquisition and the Tender Offer

Astellas is striving to create solid and resilient continuity of growth over the mid- to long-term through the pursuit of three main strategies – “Maximizing the Product Value”, “Creating Innovation”, “Pursuing Operational Excellence” in Astellas Strategic Plan 2015-2017 (“Strategic Plan”). Particularly in pursuit of “Creating Innovation”, we are exploring new opportunities in addition to strengthening our capabilities to create innovative medicines. We’ve selected ophthalmology as one of new prioritized therapeutic areas for research besides muscle diseases and are promoting drug discovery research. We’re also proactively investing on regenerative medicine, especially cell therapy and next-generation vaccine as a part of initiatives to new technologies and modalities.

Ocata is a clinical stage biotechnology company focusing on the research and development of cell therapy in the field of ophthalmology. Ocata has strength in the fundamental technology that can establish differentiated cells from pluripotent stem cells and in the clinical development of cell therapy. Ocata’s most advanced retinal pigment epithelium (RPE) cell programs for the treatment of dry age-related macular degeneration and Stargardt’s macular degeneration are in clinical stage. Moreover, several cell therapy programs centering around ophthalmology are in research and pre-clinical stages.

The acquisition of Ocata is an important initiative for Astellas to achieve the goals of the Strategic Plan. Achieving the creation of innovative drugs via cell therapy will contribute to addressing the unmet medical needs of patients suffering from severe ophthalmic diseases. The strategic rationale of the Acquisition is as follows.

•	Establish a presence in ophthalmology

•	Establish a leading position in cell therapy by obtaining Ocata’s world-class capabilities

“We highly value Ocata’s R&D capabilities, including its world-leading researchers in cell therapy,” commented Yoshihiko Hatanaka, Representative Director, President and CEO, Astellas. “We’re confident that we will turn innovative science into value for patients through the creation of new value by combining both companies’ capabilities under ‘One Astellas,’ where Ocata will be taking a key role in Astellas’ R&D in ophthalmology and cell therapy.”

Paul Wotton, Ph.D., President and CEO, Ocata said, “I am impressed by the vision and commitment of Astellas and believe that with their global resources behind our regenerative platform, patients suffering from debilitating diseases like AMD and SMD will soon benefit from having access to regenerative medicine.”

(2)	Matters concerning material agreements between Laurel and the Ocata’s shareholders concerning tender into the Tender Offer

Ocata’s shareholders including Ocata’s directors and officers (in the aggregate, approximately 1.7% of total common shares outstanding) have agreed to tender the shares of common stock of Ocata that they hold into the Tender Offer.

(3)	Matters concerning the two-step acquisition

After the Tender Offer, Laurel will be merged with and into Ocata, and Ocata, as the surviving company, is expected to become Astellas’ consolidated subsidiary.

2.	Overview of the Tender Offer

(1)	Tender Offer Period (Plan)

The Tender Offer period will commence no later than November 25, 2015 and expire 20 business days after its commencement.

Possibility of the extension of the Tender Offer period by Ocata’s request:

If the Tender Offer conditions are not satisfied, Laurel may be required to extend the Tender Offer under certain circumstances; however, in no event will it be obligated to extend the Tender Offer period beyond May 9, 2016.

(2)	Type of Stock that is to be Acquired

Common Stock

(3)	Tender Offer Price

US $8.50 (8 Dollars and 50 Cents) per share of Common Stock

Note: Tender Offer Price has been determined through the negotiation with Ocata, considering projected earnings, the value of pipelines, potential market opportunities, the value of its technology, etc. and advised by the third party professional.

(4)	Capital Required for the Acquisition

Approximately $379 million

This amount is the sum of the acquisition of total common shares outstanding, outstanding options, outstanding warrants and other securities. Astellas has enough cash to consummate the Acquisition and the Acquisition is not conditioned on financing.

(5)	Conditions of Tender Offer

The Tender Offer is subject to customary closing conditions, including regulatory approvals and the tender of a majority of Ocata’s shares of common stock on a fully diluted basis.

3.	Minimum number of shares tendered

Laurel will consummate the Tender Offer in the event that a majority of Ocata’s shares of common stock on a fully diluted basis is tendered.

4.	Change in the number of shares of Ocata common stock that we own as a result of the Tender Offer

Percentage owned prior to the Tender Offer: 0%

Percentage owned after the Tender Offer: 100% (*)

*	This number is based on the situation where we are able to acquire 100% of Ocata’s Common Stock via the Tender Offer and subsequent merger.

5.	Ocata’s Overview

① Company name	Ocata Therapeutics, Inc.

② Address	33 Locke Drive, Marlborough, MA 01752, US

③ Representative’s title and name	President and CEO: Paul Wotton

④ Business	Research and development of new therapies for ophthalmic diseases in the field of regenerative medicine

⑤ Capital(Stockholders’ equity)	US $13,761,005 (as of September 30, 2015)

⑥ Date of establishment	Founded in 1994, changed its name to current one in 2014

⑦ Number of shares outstanding	42,300,462 shares of Common Stock (as of October 30, 2015)

⑧ Relationship between Ocata and Astellas

Capital Relationship:	There is no capital relationship between Astellas and Ocata required to be disclosed.

Personnel Relationship:	There is no personnel relationship between Astellas and Ocata required to be disclosed.

Business Relationship:	There is no business relationship between Astellas and Ocata required to be disclosed.

Applicable Relationships with Related Parties:	Ocata is not affiliated parties of Astellas.

⑨ Financial results in recent fiscal years

(THOUSANDS OF US DOLLARS)

	Fiscal Year ended December 2012	Fiscal Year ended December 2013	Fiscal Year ended December 2014
Sales	466	225	158
Net income	(34,584)	(31,022)	(34,749)
Total assets	8,497	3,908	5,737
Net assets	(23,144)	(22,534)	(2,736)

**	Cited from Form 10-K which Ocata submitted to the U.S. Securities and Exchange Commision (SEC).

6.	Financial Impact

The Tender Offer and consummation of the Acquisition are expected to have a minor impact on Astellas’ financial results for the fiscal year ending March 31, 2016.

7.	Financial Advisors and Legal Counsels

Citigroup Inc. is acting as exclusive financial advisor to Astellas and Covington & Burling LLP is acting as legal counsel.

Jefferies LLC is acting as exclusive financial advisor to Ocata and Goodwin Procter LLP is acting as legal counsel.

A detailed schedule of the Tender Offer will be announced on the SEC’s website (http://www.sec.gov).

Cautionary Statement Regarding Forward-Looking Statements

Any statements made in this communication that are not statements of historical fact, including statements about the expected timetable for completing the transaction and Astellas’ and Ocata’s beliefs and expectations and statements about Astellas’ proposed acquisition of Ocata, including the timing of and closing conditions to the acquisition, and the potential effects of the acquisition on both Astellas and Ocata are forward-looking statements that are based on management’s beliefs, certain assumptions and current expectations and should be evaluated as such. These statements may be identified by their use of forward-looking terminology such as the words “expects,” “projects,” “anticipates,” “intends” and other similar words. Forward-looking statements include statements that may relate to Astellas’ or Ocata’s plans, objectives, strategies, goals, future events, future revenues or performance, and other information that is not historical information. Such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include, but are not limited to, general economic, business and market conditions and the satisfaction of the conditions to closing of the proposed transaction. For a more complete discussion of certain of the risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements with respect to Ocata, see the discussion of risks and uncertainties in Ocata’s annual report on Form 10-K for the fiscal year ended December 31, 2014, its most recent Quarterly Report on Form 10-Q, and other SEC filings. The forward-looking statements contained in this news release are made as of the date hereof, and neither Astellas nor Ocata undertakes any obligation to update any forward-looking statements, whether as a result of future events, new information or otherwise, except as required by law.

Important Additional Information

The tender offer for the outstanding common stock of Ocata has not yet commenced. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of Ocata common stock, nor is it a substitute for the tender offer materials that Astellas and its acquisition subsidiary will file with the SEC upon commencement of the tender offer. At the time the tender offer is commenced, Astellas will file a tender offer statement on Schedule TO with the SEC, and Ocata will file a solicitation/recommendation statement on Schedule 14D-9 with respect to the offer. THE TENDER OFFER STATEMENT (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND OTHER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT WILL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY AND CONSIDERED BY OCATA’S STOCKHOLDERS BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER. Both the tender offer statement and the solicitation/recommendation statement will be mailed to Ocata’s stockholders free of charge. A free copy of the tender offer statement and the solicitation/recommendation statement will also be made available to all stockholders of Ocata by contacting Ocata at info@ocata.com or by phone at (508) 756-1212. In addition, the tender offer statement and the solicitation/recommendation statement (and all other documents filed with the SEC) will be available at no charge on the SEC’s website: www.sec.gov, upon filing with the SEC.

OCATA’S STOCKHOLDERS ARE ADVISED TO READ THE SCHEDULE TO AND THE SCHEDULE 14D-9, AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BEFORE THEY MAKE ANY DECISION WITH RESPECT TO THE TENDER OFFER, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES THERETO.